Exhibit 99.1
For Immediate Release
Contact:
Bob Durstenfeld
408-952-8402
bdurstenfeld@raesystems.com
RAE Systems Wins Polimaster Arbitration
San Jose, Calif. — July 13, 2007 — RAE Systems Inc. (AMEX: RAE), a leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real time, today announced it prevailed in its arbitration with Polimaster Ltd. In an Interim Award, the arbitrator ruled among other things that:
(i)	Polimaster failed to prove its claims and is not entitled to relief;

(ii)	RAE Systems has proven its counter claims and is awarded damages of approximately $2.4 million; and

(iii)	RAE Systems as the prevailing party may file an application for attorney’s fees and costs.
Further determinations regarding whether the arbitrator’s factual findings should be treated as confidential and RAE Systems’ application for attorney’s fees and costs will be included in a Final Award, which will also incorporate the contents of the Interim Award.
“We always believed Polimaster’s claim was without merit, and we are gratified the arbitration proceeding has confirmed our position,” said Robert Chen, president and chief executive officer. “With the resolution of this case, we believe the company has a clear path to drive greater success of our radiation products worldwide.”
As previously announced, RAE Systems and Polimaster had been involved in an arbitration proceeding conducted under the auspices of Judicial Arbitration and Mediation Services, Inc. in California. Although RAE Systems has been awarded damages and may also be awarded attorneys fees and costs, at this time the company is unable to determine whether it will be able to collect on any such awards due to uncertainties pertaining to Polimaster’s financial position and other factors.

For Immediate Release
About RAE Systems
RAE Systems is a leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real time. Products include multi-sensor chemical detection, wireless gas detection, radiation and digital video monitoring networks for energy production and refining, industrial and environmental safety, and public and government first responder security sectors. RAE Systems’ products are used in over 65 countries by many of the world’s leading corporations and by many U.S. government agencies. For more information about RAE Systems, please visit www.RAESystems.com.
Safe Harbor Statement
This press release may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” which relate to the potential recovery of arbitration awards. Factors that could cause the Company to be unable to recover such awards could include uncertainties pertaining to Polimaster’s financial position and other factors. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.
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